Exhibit 99.1

NEWS BULLETIN

FOR IMMEDIATE RELEASE

CalAmp Accelerates Pivot to Subscription Services with
Synovia Solutions Acquisition

Acquisition boosts high-value SaaS revenue and builds fleet management and vehicle safety portfolio across U.S. and Canada

IRVINE, Calif. –– April 15, 2019 — CalAmp (Nasdaq: CAMP), a technology solutions pioneer transforming the global connected economy, announced today its acquisition of Synovia Solutions, a North American market leader in fleet safety and management for K-12 school bus and state and local government fleets, for approximately $50 million in cash.

In calendar 2018, Synovia posted over $28 million in software-as-a-service (SaaS) recurring revenue, with double-digit growth and approximately 30% EBITDA. Combined with the recent acquisitions of LoJack Mexico and Tracker U.K., the Synovia acquisition is anticipated to boost CalAmp’s recurring revenue from SaaS services to over $30 million a quarter by the second half of the current fiscal year. This acquisition accelerates CalAmp’s transformational journey to high-value subscription-based services and is expected to help drive margin expansion and be accretive to CalAmp's consolidated adjusted EBITDA in the current fiscal year.

Through Synovia, CalAmp expands its fleet management and vehicle safety services portfolio to serve an additional 125,000+ vehicles, and increases its consumer reach to a daily average of 300,000 student and parent users of Synovia’s Here Comes The Bus® smartphone application, which has been downloaded over one million times. The app features real-time alerts based on the bus location for pick-ups and drop-offs down to the minute, giving families the peace of mind knowing their children are in safe hands. At the 2019 Consumer Electronics Show, Here Comes The Bus received an IHS Markit Innovation Award in the Mobile Computing category.

“This acquisition brings high-value, low-churn subscribers that are expected to bolster our recurring revenue from software and services to more than 30% of consolidated revenue and expands our market reach within municipalities to accelerate our leadership in the global connected vehicle economy,” said Michael Burdiek, president and CEO of CalAmp. “We anticipate meaningful savings in cost of goods sold and see outstanding product synergies between Synovia’s fleet management portfolio and our LoJack® SureDrive™ connected car service as well as CalAmp’s broader portfolio of enterprise SaaS applications.”

Synovia’s Here Comes The Bus app and fleet management solutions are powered by CalAmp telematics. The comprehensive fleet management solution serves 10 of the top 25 school districts across the U.S. and Canada, securing a 30% market share in the K-12 school bus market. With real-time insights into bus location road conditions, route deviations, driver behavior and vehicle health, fleet managers are able to improve driver safety and operate their school bus fleets more efficiently.

“CalAmp has been our go-to telematics technology partner over the years and we share a vision to combine their market leading connected vehicle and visibility technologies with our municipality and government K-12 fleet management expertise to scale the business and increase market penetration,” said Jon King, president and CEO of Synovia Solutions. “The product synergies between our companies open up exciting opportunities to develop new innovations that help students transition to safe teen drivers and deliver greater visibility into fleet operations for administrators and fleet managers.”

CalAmp has long been a proponent of road safety and is a member of Together for Safer Roads. This acquisition reinforces that commitment to passenger safety and builds on their vehicle safety portfolio including CrashBoxx™ instant crash alerts, driver behavior scoring and distracted driving technology.

About Synovia Solutions LLC

Based in Indianapolis, Synovia Solutions LLC is a software-powered, GPS-driven smart fleet technology applications company that helps customer increase savings, enhance safety and improve service. The powerful cloud-based solution is provided on a Software as a Service (SaaS) platform. With a nationwide customer base in K-12 transportation and municipal fleet management services, Synovia provides digital services that deliver essential real-time data and tailored reporting for smarter fleet management.

About CalAmp

CalAmp (Nasdaq: CAMP) is a technology solutions pioneer transforming the global connected economy. We help reinvent businesses and improve lives around the globe with technology solutions that streamline complex IoT deployments and bring intelligence to the edge. Our software applications, scalable cloud services, and intelligent devices collect and assess business-critical data from mobile assets, cargo, companies, cities and people. We call this The New How, powering autonomous IoT interaction, facilitating efficient decision making, optimizing resource utilization, and improving road safety. CalAmp is headquartered in Irvine, California and has been publicly traded since 1983. LoJack is a brand of CalAmp. For more information, visit calamp.com, or LinkedIn, Facebook, Twitter, YouTube or CalAmp Blog.

Forward-looking statements

This press release contains information that includes, or is based on, forward-looking statements within the meaning of the federal securities law that are subject to various risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in such statements. Such factors include, but are not limited to: weakening of economic conditions that could adversely affect the level of demand for our products; pricing pressures generally, including cost-containment measures that could adversely affect the price of or demand for our products and services; legislative, trade, and regulatory actions; unexpected charges or expenses in connection with the acquisition of Synovia Solutions; the impact of legal proceedings and compliance risks; changes in financial markets; changes in the competitive environment; our ability to integrate our recent acquisitions, including the acquisition of Synovia Solutions. Additional information concerning these and other factors is contained in our filings with the U.S. Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the fiscal year ended February 28, 2018, filed on May 10, 2018 and our Quarterly Report on Form 10-Q for the quarter ended November 30, 2018, filed on December 20, 2018. You may obtain these filings at the SEC's website at http://www.sec.gov. We undertake no intent or obligation to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CalAmp and the CalAmp logo are among the trademarks of CalAmp and/or its affiliates in the United States, certain other countries, and/or the EU. Any other trademarks or trade names mentioned are the property of their respective owners.

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Media Inquiries	Investor Inquiries
Angela Baldwin	Nicole Noutsios
Merritt Group for CalAmp	NMN ADVISORS for CalAmp
baldwin@merrittgrp.com	nicole@nmsadvisors.com
(650) 270-3082	(510) 315-1003

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